EXHIBIT 99.1

Pressure BioSciences, Inc. Announces Record Installations, Continued Improvements in Revenue & Cash Burn for Third Quarter 2009

SOUTH EASTON, Mass., Nov. 16, 2009 (GLOBE NEWSWIRE) -- Pressure BioSciences, Inc. (Nasdaq:PBIO) ("PBI" or the "Company") today announced that total revenue for the third quarter of 2009 was $317,427 compared to $265,662 for the comparable period in 2008, a 19% increase. Revenue from the sale of PCT products and services was $204,584 for the three months ended September 30, 2009 compared to $222,825 for the same period in 2008. During the third quarter of 2009, the Company completed the installation of a record twenty (20) Barocycler instruments, compared to seventeen (17) during the same period of 2008. Nineteen of the twenty instruments were domestic installations and one was an international sale, compared to nine domestic installations and eight international sales for the same quarter in 2008.

Operating loss for the third quarter of 2009 was $754,180 compared to $1,107,686 for the same period in 2008, a decrease of $353,506 or 32%. This decrease in operating loss was primarily related to the Company's 2008 cost containment initiatives and revenue improvements in the third quarter of 2009. After the exclusion of non-cash charges, cash burn for the third quarter of 2009 was approximately $603,000, compared to approximately $970,000 for the third quarter of 2008, a decrease of 38%.

Total revenue for the nine months ended September 30, 2009 was $894,570 compared to $518,222 for the comparable period in 2008, a 73% increase. Revenue from the sale of PCT products and services was $585,928 for the nine months ended September 30, 2009 compared to $421,996 for the same period in 2008, a 39% increase. During the first nine months of 2009, the Company installed forty-two Barocycler instruments, as compared to thirty-one during the same period of 2008, a 35% increase. Thirty-five of the forty-two instruments were domestic installations and seven were international sales, compared to eighteen domestic installations and thirteen international sales for the same nine month period in 2008.

Operating loss for the nine months ended September 30, 2009 was $2,419,424 compared to $4,066,299 for the same period in 2008, a decrease of $1,646,875 or 41%. This decrease in operating loss was primarily related to the Company's 2008 cost containment initiatives and strong revenue in the first nine months of 2009. The Company expects operating loss to continue to show significant decreases in 2009 as compared to 2008, and cash burn to decrease from just under $1 million per quarter during 2008 to an average of about $650,000 per quarter during 2009.

Loss per common share -- basic and diluted -- was $0.35 for the third quarter of 2009, compared to $0.50 for the same quarter of 2008. Loss per common share -- basic and diluted -- was $0.84 for the nine months ended September 30, 2009 compared to $1.83 for the same nine month period of 2008.

On February 12, 2009 the Company completed a private placement of convertible preferred stock and warrants, resulting in gross proceeds of $1,805,270. On August 13, 2009 the Company received an income tax refund of $623,262, based on provisions in the 2009 American Recovery and Reinvestment Act. The results for the nine months ended September 30, 2009 include these events.

Joseph L. Damasio, Jr., Corporate Controller, commented: "We have now reported higher revenue and a greater number of Barocyler installations through the first nine months of 2009 than we reported for the entire year of 2008. Significantly, we achieved these results while concomitantly reducing our total operating costs and expenses by over 40% for the same nine month period in 2008."

Mr. Damasio continued: "Through tight fiscal controls and strong revenue, we continue to make progress towards our goal of reducing 2009 cash burn to an average of about $650,000 per quarter. The third quarter 2009 operating loss of $754,180 included non-cash charges (stock-based compensation) of approximately $99,000, and depreciation/amortization expenses of approximately $59,000. Excluding these non-cash charges, cash burn for the third quarter of 2009 was approximately $597,000, compared to approximately $970,000 for the same quarter of 2008, representing a decrease of about 39% in cash used in operating activities between the two periods."

Richard T. Schumacher, President and CEO of Pressure BioSciences, Inc. said: "In addition to the continued improvement in our financial performance and the installation of a record number of Barocycler instruments, other notable achievements in the 2009 third quarter included: (1) the release of two novel, PCT-dependent sample preparation kits for the proteomic research market, and (2) the presentation of data generated with the Company's patented, cutting-edge pressure cycling technology ("PCT") at a national agriculture conference by scientists from three separate U.S. Department of Agriculture (USDA) laboratories. The presentations related to innovative, plant pathology studies of various pathogens that can significantly and adversely affect important food crops, such as strawberries, wheat, peas, lentil, barley, canola, and especially citrus."

Mr. Schumacher concluded: "In October, we announced a collaborative Co-Marketing/Selling and R&D Agreement with Protein Forest, Inc. We continue to make progress in our goal to reach a strategic marketing and distribution agreement with at least one large, multi-national life sciences company by year's end, or early 2010. Finally, we are addressing both our short-term and long-term capital resource requirements, and expect to announce progress in this area shortly. In all, we believe that this is a wonderful time to be a stakeholder in PBI."

About Pressure BioSciences, Inc.

Pressure BioSciences, Inc. (PBI) is a publicly traded company focused on the development of a novel, enabling technology called Pressure Cycling Technology (PCT). PCT uses cycles of hydrostatic pressure between ambient and ultra-high levels (up to 35,000 psi and greater) to control bio-molecular interactions. PBI currently holds 13 U.S. and 6 foreign patents covering multiple applications of PCT in the life sciences field, including genomic and proteomic sample preparation, pathogen inactivation, the control of chemical (primarily enzymatic) reactions, immunodiagnostics, and protein purification. PBI currently focuses its efforts on the development and sale of PCT-enhanced enzymatic digestion products designed specifically for the mass spectrometry marketplace, as well as sample preparation products for biomarker discovery, soil and plant biology, forensics, histology, and counter-bioterror applications.

Forward Looking Statements

Statements contained in this press release regarding the Company's intentions, hopes, beliefs, expectations, or predictions of the future are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding the expected impact of the Company's 2008 cost containment initiatives; the expected continued decrease in the Company's operating expenses during 2009; the expected continued reduction in the cash burn rate to an average of about $650,000 per quarter; the expected significant decrease in operating loss in 2009 compared to 2008; that interest in PCT will continue to grow; the anticipated advantages and benefits of the Company's existing products; and that the Company has made progress on its goal to reach a marketing/distribution agreement with large, multi-national companies. These statements are based upon the Company's current expectations, forecasts, and assumptions that are subject to risks, uncertainties, and other factors that could cause actual outcomes and results to differ materially from those indicated by these forward-looking statements. These risks, uncertainties, and other factors include, but are not limited to: the Company's financial results for the quarter and nine months ended September 30, 2009 may not necessarily be indicative of future results as future revenues may not meet expectations due to the possible failure of the Company's products to achieve commercial acceptance, changes in customer's needs and technological innovations, and expenses that may be higher than anticipated due to unforeseen costs or cost increases; the risk that the Company may be unable to reduce its cash burn rate to approximately $650,000 per quarter due to unexpected costs or increases in costs and therefore the Company will need additional capital sooner than anticipated; possible difficulties or delays in the implementation of the Company's strategies that may adversely affect the Company's continued commercialization of PCT; changes in customer's needs and technological innovations; that other scientists may not be able to corroborate the data generated and presented by the three USDA laboratories; and the Company's sales force may not be successful in selling the Company's PCT product line because scientists may not perceive the advantages of PCT over other sample preparation methods. Further, the Company expects that it will need additional capital to fund its continuing operations beyond the second quarter of 2010. Additional risks and uncertainties that could cause actual results to differ materially from those indicated by these forward-looking statements are discussed under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2008, and other reports filed by the Company from time to time with the SEC. The Company undertakes no obligation to update any of the information included in this release, except as otherwise required by law.

Visit us at our website http://www.pressurebiosciences.com

 Consolidated Statements of Operations (Unaudited)

                      For the Three Months      For the Nine Months
                       Ended September 30,      Ended September 30,
                    ------------------------  ------------------------
                       2009         2008          2009         2008
                    -----------  -----------  -----------  -----------

 REVENUE:
  PCT Products,
   services, other  $   204,584  $   222,825  $   585,928  $   421,996
  Grant revenue         112,843       42,837      308,642       96,226
                    -----------  -----------  -----------  -----------
    Total revenue       317,427      265,662      894,570      518,222
                    -----------  -----------  -----------  -----------

 COSTS AND EXPENSES:
  Cost of PCT
   products and
   services              74,093      130,533      305,156      267,416
  Research and
   development          273,286      376,552      895,556    1,329,155
  Selling and
   marketing            254,022      399,380      784,902    1,384,147
  General and
   administrative       470,206      466,883    1,328,380    1,603,803
                    -----------  -----------  -----------  -----------
    Total operating
     costs and
     expenses         1,071,607    1,373,348    3,313,994    4,584,521
                    -----------  -----------  -----------  -----------

    Operating loss     (754,180)  (1,107,686)  (2,419,424)  (4,066,299)

  Interest income           731        9,481        4,418       56,338
                    -----------  -----------  -----------  -----------

    Loss before
     income taxes      (753,449)  (1,098,205)  (2,415,006)  (4,009,961)
    Income tax
     benefit                 --           --      623,262           --
                    -----------  -----------  -----------  -----------
  Net loss             (753,449)  (1,098,205)  (1,791,744)  (4,009,961)
                    -----------  -----------  -----------  -----------
  Accrued preferred
   stock dividend       (22,504)          --      (56,384)          --
                    -----------  -----------  -----------  -----------
  Net loss to common
   shareholders     $  (775,953) $(1,098,205) $(1,848,128) $(4,009,961)
                    ===========  ===========  ===========  ===========

  Loss per common
   share - basic and
   diluted          $     (0.35) $     (0.50) $     (0.84) $     (1.83)

  Weighted average
   number of shares
   used to calculate
   loss per share -
   basic and diluted  2,195,283    2,195,283    2,195,283    2,193,692

 Consolidated Balance Sheets (Unaudited)

                                        September 30,     December 31,
                   ASSETS                   2009             2008
                   ------               -------------    -------------

 CURRENT ASSETS
  Cash and cash equivalents             $  1,374,947     $    868,208
  Restricted cash                             20,011           50,000
  Accounts receivable                        216,622          209,117
  Inventories                                735,235          571,831
  Deposits                                    13,872          382,236
  Prepaid income taxes                         3,176            6,600
  Prepaid expenses and other
   current assets                             59,497          235,111
                                        -------------    -------------
  Total current assets                     2,423,360        2,323,103
                                        -------------    -------------

 PROPERTY AND EQUIPMENT, NET                 231,489          252,249
                                        -------------    -------------

 OTHER ASSETS
  Intangible assets, net                     243,184          279,658
                                        -------------    -------------
  TOTAL ASSETS                          $  2,898,033     $  2,855,010
                                        =============    =============

    LIABILITIES AND STOCKHOLDERS' EQUITY
    ------------------------------------

 CURRENT LIABILITIES
  Accounts payable                      $    137,068     $    263,486
  Accrued employee compensation              118,675          161,374
  Accrued professional fees and other        300,483          278,982
  Deferred revenue                           144,170           16,705
                                        -------------    -------------
  Total current liabilities                  700,396          720,547
                                        -------------    -------------

 LONG TERM LIABILITIES
  Deferred revenue                             2,759           10,821
                                        -------------    -------------
  TOTAL LIABILITIES                          703,155          731,368
                                        -------------    -------------

 COMMITMENTS AND CONTINGENCIES

 STOCKHOLDERS' EQUITY
  Preferred stock, $.01 par value;
   1,000,000 shares authorized;
   156,980 shares issued and outstanding
   on September 30, 2009 and 0 shares on
   December 31, 2008                           1,570               --
  Common stock, $.01 par value;
   20,000,000 shares authorized;
   2,195,283 shares issued and
   outstanding on September 30, 2009
   and on December 31, 2008                   21,953           21,953
  Warrants to acquire preferred stock
   and common stock                          882,253               --
  Additional paid-in capital               8,328,872        6,803,530
  Accumulated deficit                     (7,039,770)      (4,701,841)
                                        -------------    -------------
  Total stockholders' equity               2,194,878        2,123,642
                                        -------------    -------------
  TOTAL LIABILITIES AND STOCKHOLDERS'
   EQUITY                               $  2,898,033     $  2,855,010
                                        =============    =============

CONTACT:  Pressure BioSciences, Inc.
          Investor Contacts:
          Richard T. Schumacher, President & CEO
          R. Wayne Fritzsche, Chairman
          (508) 230-1828